REAL ESTATE PURCHASE AND SALE AGREEMENT

APARTMENTS AT CANYON RIDGE, LLC,
a Delaware limited liability company, SELLER

and

GRUBB & ELLIS REALTY INVESTORS, LLC,
a Virginia limited liability company, BUYER

INDEX TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

1.	Property Included in Sale

2.	Purchase Price/Remedies

3.	Title to the Property

4.	Buyer’s Due Diligence

5.	Buyer‘s Conditions to Closing

6.	Seller’s Conditions to Closing

7.	The Closing

8.	Representations and Warranties

9.	Covenants of Seller

(a)	Operation of Property

(b)	Execution of New Leases and Renewals

(c)	Maintenance of Insurance

(d)	Enforcement of Existing Leases

(f)	Provide Copies of Notices

(g)	No Encumbrances or Actions

(h)	Service Contracts

10.	Condition of Property

11.	Possession

12.	Miscellaneous

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of the      day of July, 2008 (the “Agreement Date”) by and between APARTMENTS AT CANYON RIDGE, LLC, a Delaware limited liability company, herein referred to as “Seller” and GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company, its permitted successors and/or assigns, collectively herein referred to as “Buyer.”

R E C I T A L S:

WHEREAS, Seller desires to sell certain improved real property along with certain related personal and intangible property, and Buyer desires to purchase said real, personal and intangible property on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

(a) That certain real property commonly known as 3868 Central Pike Road, Hermitage, Tennessee, and more particularly described in Exhibit A attached hereto (the “Real Property”);

(b) Seller’s interest in all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property;

(c) Seller’s interest in all improvements and fixtures located on the Real Property, including all buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property (all of which are collectively referred to as the “Improvements”);

(d) Seller’s interest in any tangible or intangible personal property owned by Seller and used in the ownership, use and operation of the Real Property and Improvements, including, without limitation, the right to use any trade name (excepting those including the name “Principal”), trademarks, service marks, building and property names and building signs used in connection with the Real Property and the Improvements, including the names “Canyon Ridge Apartments” and all variations thereof (the “Personal Property”) and any contract or lease rights, agreements, utility contracts, management, maintenance and service contracts or other rights relating to the ownership, use and operation of the Real Property (the “Service Contracts”);

All of the items referred to in subparagraphs (a), (b), (c) and (d) above are hereinafter collectively referred to as the “Property.”

2. Purchase Price/Remedies.

(a) The total purchase price (the “Purchase Price”) for the Property is Thirty-Six Million Fifty Thousand and 00/100 Dollars ($36,050,000.00). The Purchase Price is payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system deliverable no later than 12:00 p.m. Central on the Closing Date (as defined herein) to LandAmerica American Title Company — 1951, Attn: Debby S. Moore, 2505 N. Plano Road, Suite 3100, Richardson, Texas 75082 (telephone: 214.570.0200 (x103); fax: 214.570.0210) (the “Title Company”) at Closing.

(b) Within two (2) business days of the Agreement Date, Buyer shall deposit into escrow with the Title Company the sum of Three Hundred Sixty Thousand Five Hundred and 00/100 Dollars ($360,500.00) as the earnest money deposit (the “Initial Deposit”) payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system. Provided that Buyer has not terminated this Agreement prior to the Approval Date, Buyer shall deposit an additional Three Hundred Sixty Thousand Five Hundred and 00/100 Dollars ($360,500.00) (the “Additional Deposit”) within two (2) business days after the Approval Date. (The Initial Deposit and the Additional Deposit are collectively referred to herein as the “Deposit”.) Any interest earned by the Deposit shall be considered part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be held by the Title Company in a federally insured interest bearing account and applied against the cash portion of the Purchase Price at Closing.

(c) In the event Buyer shall be in or alleged to be in default hereunder, Seller shall deliver a written notice to Buyer within five (5) business days of learning of such default, stating with particularity the alleged default of Buyer and the action required by Buyer to cure such default, whereupon Buyer shall have ten (10) business days after receipt of such written notice in which to cure the alleged default to Seller’s reasonable satisfaction (and the Closing Date shall be delayed, if necessary, until the end of such ten (10) business day period). Seller shall not be required to give notice of default, opportunity to cure or delay the Closing Date if Buyer’s default is the failure to deliver the items required by paragraphs 2(b), 7(c) and 7(d) of this Agreement. In the event after the expiration of the ten (10) business day cure period set forth in the previous sentence, the purchase and sale provided for under this Agreement does not close due to Buyer’s default and no fault of Seller, Buyer and Seller hereby agree that Seller will be damaged thereby. Therefore, Seller and Buyer hereby agree that the Deposit shall represent and be liquidated damages payable to Seller in such event as a fair and reasonable sum to recompense Seller in light of Seller’s removal of the Property from the market and the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain. These liquidated damages shall constitute Seller’s sole and exclusive remedy except for those certain indemnifications of Seller by Buyer otherwise provided for in this Agreement.

(d) In the event that Seller shall be in default hereunder, Buyer’s sole and exclusive remedy shall be either: (i) deliver a written notice to Seller within five (5) business days of learning of such default, stating with particularity the alleged default of Seller and the action required by Seller to cure such default, and stating Buyer’s intent to terminate this Agreement if the default is not cured, whereupon Seller shall have ten (10) business days after receipt of such written notice in which to cure the alleged default to Buyer’s reasonable satisfaction and to thereby prevent termination of this Agreement (and the Closing Date shall be delayed, if necessary, until the end of such ten (10) business day period), or in the event such default is not cured within such ten (10) business day period, terminate this Agreement by written notice to Seller and the Title Company, in which case the Deposit shall be returned to Buyer; or (ii) if Seller’s default results from its failure to transfer possession and title to the Property to Buyer at Closing, enforce specific performance. In no event under (i) or (ii) above shall Seller be liable to Buyer for any actual, punitive, speculative, consequential or other damages.

3. Title to the Property. At the Closing, Seller shall convey to Buyer and Buyer shall accept from Seller marketable and insurable fee simple title to the Real Property, all rights, privileges and easements appurtenant thereto, and to the Improvements, by duly executed and acknowledged Special Warranty Deed attached hereto as Exhibit H (the “Deed”), subject only to the Permitted Exceptions. Evidence of delivery of marketable and insurable fee simple title shall be the issuance at Closing of a current ALTA Owner’s Policy of Title Insurance in the full amount of the Purchase Price by the Title Company, dated the day of Closing, insuring fee simple title to the Real Property, Improvements, and appurtenant rights, privileges and easements, in Buyer, subject only to the Permitted Exceptions and together with such endorsements as are reasonably required by Buyer (the “Title Policy”).

4. Buyer’s Due Diligence. Buyer shall be allowed to conduct the following due diligence prior to purchasing the Property:

(a) Seller has provided Buyer with a copy of its existing title policy for review, and Buyer shall order, at Buyer’s expense, a title commitment for the Property (the “Title Report”). Seller has also provided Buyer with a copy of an existing as-built survey showing the location of all improvements and recorded easements on the Property as of the date of such survey, and Buyer shall also order, at Buyer’s expense, an updated survey of the Property sufficient to enable Buyer’s title company to issue an ALTA owner’s policy of title insurance (the “Survey”). The Title Report and the Survey are collectively referred to as the “Title Documents”. On or before 5:00 p.m. Central on July 7, 2008, Buyer may approve or disapprove (in its sole and absolute discretion) the Title Documents for the Property by delivering written notice to Seller (“Buyer’s Title Notice”) specifying each title defect or matter for which Buyer is requesting a cure by Seller (“Title Defect”) and each Title Company requirement (“Title Requirement”) which Buyer is requesting Seller to satisfy in order for the Title Policy to be issued for the Property at Closing. Buyer’s failure to deliver Buyer’s Title Notice to Seller within the time period specified above shall be a conclusive presumption that Buyer has approved the Title Documents and this Agreement shall remain in full force and effect. Within three (3) business days after receiving Buyer’s Title Notice, Seller shall deliver to Buyer written notice (“Seller’s Title Notice”) of those Title Defects which Seller covenants and agrees to either eliminate or cure to Buyer’s satisfaction by the Closing Date and those Title Requirements which Seller agrees to satisfy by the Closing Date. Seller’s failure to deliver Seller’s Title Notice to Buyer within the time period specified above shall be deemed to constitute Seller’s election not to eliminate or cure any such Title Defect or to satisfy any such Title Requirements; provided, however, that Seller shall in any case be obligated to remove all monetary encumbrances at or prior to Closing without Buyer having to notify Seller of same. If Seller elects (or is deemed to have elected) not to eliminate or cure any Title Defects or to not satisfy any Title Requirements, Buyer shall have the right, by written notice delivered to Seller within two (2) business days of Seller’s Title Notice (or the expiration of the three (3) business days in which Seller must provide Seller’s Title Notice), to either (i) waive its prior notice as to the Title Defects which Seller has elected (or is deemed to have elected) not to cure and those Title Requirements which Seller has elected (or is deemed to have elected) not to satisfy, or (ii) terminate this Agreement by delivering written notice to Seller, at which time the Deposit shall be returned to Buyer and the parties shall have no further obligations hereunder except for those which expressly survive termination. Buyer’s failure to deliver any written notice within such two (2) business day period shall be a conclusive presumption that Buyer has approved the uncured Title Documents and unsatisfied Title Requirements and this Agreement shall remain in full force and effect.

(b) Buyer’s review of the operating statements of the Property only for the previous two (2) calendar years as well as the current calendar year-to-date, provided same are available and in Seller’s actual possession.

(c) Buyer’s review of copies of any site plans and building drawings and specifications currently in the possession of Seller.

(d) Buyer’s review of copies of any maintenance and service agreements currently in force and in the possession of Seller. Buyer shall provide written notice to Seller no less than three (3) business days prior to the Approval Date of those agreements Buyer wishes to assume. In the absence of such notice, Seller shall terminate all agreements.

(e) Buyer’s review of a certain environmental report prepared for Seller and currently in the possession of Seller (as set forth on Exhibit K, the “Environmental Report”). Seller is providing the Environmental Report to Buyer for informational purposes only and Buyer shall not rely on the Environmental Report in determining whether to purchase the Property; provided, however, that the foregoing statement shall not prohibit Buyer from exercising its right to terminate prior to the Approval Date based on its own environmental due diligence. In the event the transaction contemplated herein does not close for any reason whatsoever, Buyer shall immediately return the Environmental Report to Seller.

(f) Buyer’s review of the Tenant files. Seller shall allow Buyer to review the tenant files (including tenant leases) at the office of the property manager during normal business hours upon one (1) business day’s notice. Files must be reviewed in the property manager’s office and no part thereof may be removed, copied or duplicated prior to Closing.

The items referred to above in subparagraphs 4(a)-(f) , any other items provided by Seller to Buyer in connection with Buyer’s inspection of the Property, or items reviewed at the Property by Buyer (e.g. if applicable, tenant files, plans and specifications) shall be collectively referred to as the “Due Diligence Items”; provided, however, that “Due Diligence Items” shall not include any items ordered and paid by Buyer (e.g., the updated title commitment and updated survey). Buyer acknowledges receipt of the Due Diligence Items on June 13, 2008.

The Due Diligence Items contain confidential material, data and information and by accepting delivery of same Buyer hereby acknowledges that the Due Diligence Items will be relied upon at Buyer’s own risk and further that as provided herein below will be kept confidential at all times by Buyer and its agents, employees and representatives (“Confidentiality Requirement”).

Buyer agrees that it shall make no copies of the Due Diligence Items. It may, however, make notes (such notes shall be deemed to be part of the Due Diligence Items). The Due Diligence Items will be kept confidential and shall not, without Seller’s prior written consent (which consent shall be granted or denied in Seller’s sole discretion), be disclosed by Buyer, or by its agents, representatives or employees, except Seller’s prior written consent shall not be required in order to disclose such information (i) to Buyer’s lender, (ii) its or their consultants, employees, attorneys or other parties assisting Buyer with the transaction contemplated by this Agreement, (iii) as required to be disclosed by applicable laws, rules or regulations, and (iv) to prospective tenant-in-common investors of Buyer. If such consent is granted, the Due Diligence Items shall not be disclosed prior to Seller’s receipt of an Acknowledgment and Disclaimer Agreement as attached hereto as Exhibit E from the person or entity to whom the Due Diligence Items is being disclosed. Moreover, Buyer agrees to reveal the Due Diligence Items only to those of its agents, representatives and employees (“Representatives”) who need to know the Due Diligence Items and who are informed by Buyer of the confidential nature of the Due Diligence Items. Buyer or its Representatives will not volunteer or disclose in any way to any person (i) the fact that the Due Diligence Items have been made available, (ii) any of the Due Diligence Items or any summaries or notes thereof, or (iii) any of the terms, conditions or other facts with respect to the Agreement except as otherwise provided herein.

Buyer hereby releases and discharges any and all claims it may have against Seller or its consultant arising out of the delivery of the Due Diligence Items to Buyer or any inaccuracy of the Due Diligence Items. Further, Buyer hereby agrees to indemnify and hold Seller harmless from any and all claims arising out of the delivery to Buyer of the Due Diligence Items; provided, however, that the foregoing indemnity excludes any claims arising out of the gross negligence or willful misconduct of Seller, its agents, representatives and employees.

Buyer agrees that if it, its Representatives commit a breach of any of the provisions of this Confidentiality Requirement, Seller shall have the right and remedy to institute proceedings to obtain immediate injunctive relief for any breach or threatened breach hereof, it being hereby acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Seller and its affiliates and that money damages will not provide an adequate remedy to Seller and its affiliates. This stipulation with respect to damages incurred by Seller upon a breach of this Confidentiality Requirement by Buyer shall be limited to use in an action for injunctive relief. Further, nothing herein shall be construed to limit any other remedy available to Seller.

(g) Buyer’s review of the physical, environmental, financial and all other characteristics and condition of the Property. Seller agrees to provide Buyer access to the Property following the Agreement Date for the purpose of performing, at Buyer’s sole cost and expense, studies, physical inspections, investigations and tests on the Property (the “Tests”) provided that no such Tests shall be conducted without at least one (1) business day’s prior written notice to Seller and Seller’s prior approval of such Tests. Seller’s execution of this Agreement shall constitute its consent to a non-invasive phase I environmental site assessment being performed on the Property. All forms of invasive Tests are prohibited without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Invasive Tests hereunder include, but are not limited to, any tests or testing beyond a Phase I environmental site assessment, such as collecting or testing asbestos, water, radon, soil or air samples. Buyer’s access is further conditioned on Buyer providing Seller with certificates of insurance listing Seller as an additional insured on all insurance policies evidencing that Buyer’s agents or contractors performing the Tests have insurance in types and amounts satisfactory to Seller as determined by Seller in its reasonable discretion as more specifically set forth on Exhibit J attached hereto and hereby made a part hereof. Seller hereby acknowledges receipt of certificates of insurance on June 30, 2008, and Seller further acknowledges that such insurance certificates are satisfactory to Seller. Buyer shall be required to conduct such Tests in a manner as to not unreasonably disturb or interfere with the current use of the Property and upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to the condition it was in immediately prior to such Tests, including, but not limited to the immediate removal of anything placed on the Property in connection with such Tests. Copies of any third-party reports, letters or other written information generated as a result of such Tests shall be provided to Seller if the sale contemplated by this Agreement does not close for any reason. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, reasonable attorney’s fees and costs) (“Losses”) which Seller may sustain or incur by reason of or in connection with any Tests made by Buyer or Buyer’s agents or contractors relating to or in connection with the Property, or entries by Buyer or its agents or contractors onto the Property provided that, Buyer shall not be liable for any losses or liabilities resulting from Buyer’s investigations uncovering the existence of any environmental contamination or any other defects or conditions which adversely impact the Property, except to the extent that Buyer’s investigations exacerbate such conditions and cause Losses to Seller, and Buyer shall not be liable for any losses or liabilities resulting from the gross negligence or willful misconduct of Seller or its agents, representatives or employees. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement shall survive any termination of this Agreement or the delivery of the Deed and the transfer of title pursuant to this Agreement.

If on or before 5:00 p.m. Central on July 14, 2008 (the “Approval Date”), Buyer disapproves any of the Due Diligence Items or the physical and environmental condition of the Property or otherwise decides in its sole discretion not to acquire the Property for any or no reason by providing Seller with written notice, this Agreement shall terminate without any further liability on the part of either party (except for Buyer’s indemnity obligations set forth in paragraph 4 above). In the event of such termination, the Initial Deposit (which amount shall be credited to Seller), shall be returned to Buyer after Buyer returns to Seller all Due Diligence Items and any copies of same. If by 5:00 p.m. Central on the Approval Date Buyer approves the Due Diligence Items and the physical and environmental condition of the Property by providing Seller with written notice, then this Agreement shall remain in full force and effect, Buyer shall deposit the Additional Deposit as set forth in paragraph 2(b) above, and the Deposit shall be held by the Title Company and credited to Seller at Closing as provided herein. If by 5:00 p.m. Central on the Approval Date Buyer does not waive or deem satisfied in writing the Due Diligence Items and the physical and environmental condition of the Property, there shall be a conclusive presumption that Buyer has approved the Due Diligence Items and the physical and environmental condition of the Property, this Agreement shall remain in full force and effect, Buyer shall deposit the Additional Deposit as set forth in paragraph 2(b) above, and the Deposit shall be held by the Title Company and credited to Seller at Closing as provided herein.

5. Buyer’s Conditions to Closing. The following conditions are conditions precedent to Buyer’s obligation to purchase the Property:

(a) Seller maintaining the Property in its present condition until Closing, reasonable wear and tear excepted. In the event that, prior to Closing, the Property, or any part thereof, is destroyed or materially damaged, and such damage exceeds Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), or if condemnation proceedings are commenced against the Property, Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) business days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder. In the event of such termination, the Deposit shall be returned to Buyer. If Buyer elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer and Seller shall credit the Purchase Price to the extent of any deductible under any policies of insurance, which credit shall not exceed the amount of such damages, and Seller shall not compromise, settle or adjust any claims to such proceeds or awards without Buyer’s prior written consent. In the event the casualty damage to the Property is Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or less, Seller shall have the option to repair or replace such damage prior to Closing. In the event Seller is unwilling or unable to repair or replace such damage, Seller shall, within three (3) business days of its determination of the amount of such damage, notify Buyer of such fact (“Seller’s Notice”) and Buyer shall have the right, exercisable by giving Seller notice within ten (10) business days after receiving Seller’s Notice, either to (i) terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Buyer, and the Deposit shall be returned to Buyer and any documents shall be returned to the party depositing the same, or (ii) to accept the Property in its then condition and proceed with the purchase, in which case Buyer shall accept payment or assignment of applicable insurance proceeds, if any, from policies of insurance maintained and paid for by Seller covering the Property up to the amount necessary to make the necessary repairs or restorations and Seller shall credit the Purchase Price to the extent of any deductible under any policies of insurance, which credit shall not exceed the amount of such damages. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds or awards without Buyer’s prior written consent.

(b) Delivery by Seller at Closing of the Deed and the other items described in Section 7(b) hereof.

(c) Performance by Seller as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Seller pursuant to this Agreement.

(d) Neither Seller nor any agent, representative or employee of Seller shall have introduced any hazardous substances on the Property other than those substances, if any, present as of the Approval Date, or as the same may be found in standard office products or cleaning materials in reasonable quantities and in compliance with all laws.

In the event that the conditions set forth above in this paragraph 5 are not satisfied (and Buyer is not otherwise in default of this Agreement), Buyer may terminate this Agreement, subject to paragraph 2(d) hereof, or waive satisfaction of the condition and close escrow in either instance by giving written notice to Seller. In the event of such termination, for reasons described in (b) – (c) above, the Deposit shall be returned to Buyer.

6. Seller’s Conditions to Closing. The following conditions are conditions precedent to Seller’s obligation to sell the Property:

(a) The approval of the applicable committee of Seller (the “Committee”), which approval Buyer acknowledges Seller will not seek until the Approval Date has passed and Buyer has failed to exercise its right of termination of this Agreement under paragraph 4. Seller makes no representation with regard to the likelihood of approval of this Agreement or the transaction contemplated herein by its Committee. Seller shall have a period of ten (10) business days after the Approval Date to obtain such approval by its Committee. If for any reason Seller’s Committee does not approve this Agreement or the transaction contemplated herein, this Agreement shall terminate, the Title Company shall return the Deposit to Buyer and neither party shall have any further obligations or rights hereunder.

(b) Delivery by Buyer at Closing of the Purchase Price and the executed Assignment and Assumption of Lessor’s Interest in Leases in the form attached hereto as Exhibit B.

(c) Performance by Buyer as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Buyer pursuant to this Agreement.

In the event that the conditions in this paragraph 6 are not satisfied, Seller may elect, at its sole discretion, to terminate this Agreement or waive satisfaction of the condition and close escrow. In the event of such termination, for reasons described in (b) or (c) above, the Deposit shall be retained by Seller and shall be non-refundable to Buyer.

7. The Closing.

(a) The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on August 15, 2008, or such other date prior thereto as Buyer and Seller may mutually agree in writing; provided, however, should such date fall during the final two (2) business days of any calendar month, the date shall automatically be extended to the first business day of the following calendar month such that Closing will not occur during the final two (2) business days of any calendar month (the “Closing Date”). Except as otherwise provided herein, such date may not be extended without the prior written approval of both Seller and Buyer. In the event the Closing does not occur on or before the Closing Date, the Title Company shall, subject to the provisions of paragraph 2, and unless it is notified by both parties to the contrary, within three (3) business days after the Closing Date, return to the depositor thereof items which may have been deposited pursuant to this Agreement. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

(b) At or before the Closing, Seller shall deliver to escrow the following:

(i) the Deed conveying to Buyer the Property as required by paragraph 3 above;

(ii) originals or copies of all leases (and amendments thereto, if any) (the “Leases”) and lease files in Seller’s actual and physical possession covering any portion of the Property, any security deposits relating thereto in Seller’s possession, and an executed Assignment and Assumption of Lessor’s Interest in Leases in the form attached hereto as Exhibit B;

(iii) Seller’s Non-Foreign Certification in the form attached as Exhibit C;

(iv) notices to the tenants at the Property in the form attached as Exhibit D, executed by Seller;

(v) originals or copies of (i) the Service Contracts that have not been terminated and are in Seller’s or its property manager’s possession (and amendments thereto, if any), (ii) certificates of occupancy and other instruments evidencing applicable governmental approvals in Seller’s possession and (iii) any and all guaranties and warranties used or made in connection with the operation, construction, improvement, alteration or repair of the Property, and an original, executed Assignment of Warranties, Guaranties and Service Contracts in the form attached hereto as Exhibit G;

(vi) an executed Bill of Sale in the form attached hereto as Exhibit I;

(vii) any keys in the possession of Seller to all locks located in the Property;

(viii) reasonable proof of the due authorization, execution and delivery by Seller of this Agreement and the documents delivered by Seller pursuant hereto;

(ix) a rent roll dated as of the business day immediately preceding the Closing Date, prepared by Seller in the ordinary course of business for the ownership and operation of a residential apartment complex;

(x) the Certificate (as defined in Section 8(a)).

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

(c) At or before the Closing, Buyer shall deliver to escrow the balance of the Purchase Price (as may be adjusted pursuant to this Agreement) and an executed Assignment and Assumption of Lessor’s Interest in Leases in the form attached hereto as Exhibit B.

(d) Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

(e) Prorations

(i) In each proration set forth below, the portion thereof applicable to the period beginning at 12:01 a.m. on the date the Deed is recorded shall be credited to Buyer and the portion thereof applicable to the period ending at such time shall be credited to Seller. Prorations shall be calculated on the basis of a 366-day year.

(A) Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Buyer shall be credited with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Rents unpaid for the month in which Closing occurs shall be prorated. Uncollected rent and other income that are more than thirty (30) or more days past due shall not be prorated. Any rent received by Seller after the Closing with respect to time periods after the Closing shall be delivered to Buyer within ten (10) days of Seller’s receipt. Buyer shall apply rent and other income from tenants that are collected within ninety (90) days after the Closing first to the obligations then owing to Buyer for its period of ownership and to those reasonable attorney fees incurred by Buyer in collecting said amount, remitting the balance, if any, to Seller. Buyer will make reasonable efforts, without suit, to collect any rents from tenants in occupancy at Closing applicable to the period before Closing, provided that at or prior to Closing Seller delivers a schedule of rent delinquencies to Buyer. Seller may pursue collection as to any rent not collected by Buyer within six (6) months following the Closing Date for rents that are due and owing to Seller for the period prior to Closing, provided that Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith. Seller is not restricted in any way from collecting any rent or other income owed by past tenants who are no longer in occupancy at Closing.

(B) Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable shall be initially prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates, but subject to reproration upon issuance of the actual bill therefor to effectuate the actual proration. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. All refunds or tax savings relating to real estate taxes shall inure to the benefit of Seller to the extent such refunds or tax savings relate to any period for which Seller owned the Property. Buyer shall remit to Seller any such refund or tax savings relating to such period within five (5) business days of Buyer’s receipt, after deducting any amounts due to tenants under the Leases. Any additional taxes relating to the year of Closing or prior years arising out of a change in the use of the Property or a change in ownership shall be assumed by Buyer effective as of Closing and paid by Buyer when due and payable, and Buyer shall indemnify Seller from and against any and all such taxes, which indemnification obligation shall survive the Closing. Buyer shall receive a credit for any taxes and assessments not paid as of the Closing covering any portion of the period prior to Closing.

(C) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this subsection (e), then Buyer and Seller agree to allocate such items on an accrual basis as soon as invoices or bills are available, with final adjustment to be made as soon as practicable after Closing except for real estate taxes, which shall be reprorated when final bills are issued. Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. Each party shall have reasonable access to, and the right to review the other party’s supporting documentation to confirm the final prorations (at the cost and expense of the first party); provided at least five (5) business days advance notice is given by the reviewing party to the reviewed party.

(ii) Leasing Commissions. Seller shall pay any finder’s fee or leasing commissions owed for the existing term of existing Leases or provide Buyer a credit at Closing.

(iii) Tenant Deposits. All tenant security deposits and pet, cleaning or similar deposits paid under the Leases actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to such tenant security deposits. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants with respect to any security deposits that are actually transferred or credited to Buyer as of the day of such transfer or credit, and will reimburse Seller for all reasonable attorneys’ fees incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants that arise after such deposits are actually transferred or credited to Buyer.

(iv) Utility Deposits. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use good faith efforts to ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits posted by Seller and held by any utility company as of the Closing Date.

(v) Insurance. The fire, hazard, and other insurance policies relating to the Property shall be cancelled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

(vi) Service Contracts and Other Expenses. The following other items shall be adjusted, prorated and credited as applicable: (1) amounts due and prepayments under the Service Contracts; (2) assignable license and permit fees; (3) any previously paid signing bonus or similar payment relating to any laundry room, cable television, telephone or similar agreement in effect as of the Closing; and (4) other expenses of operation and similar items.

(f) The costs incurred in this transaction shall be allocated as follows:

(i) The Tangible Personal Property is included in this sale, without further charge, except that Buyer shall pay the applicable taxing authority the amount of any sales or similar taxes payable in connection with the Tangible Personal Property and Buyer shall execute and deliver any tax returns required of it in connection therewith, said obligations of Buyer to survive Closing.

(ii) Buyer shall pay standard rates for the Title Policy. Buyer shall pay for any special endorsements to the Title Policy and any extended coverage.

(iii) Buyer shall pay the cost of any transfer taxes and recording fees applicable to the sale.

(iv) Buyer shall pay the cost of any update of the Survey.

(v) Buyer and Seller shall split any escrow fees and/or costs.

(vi) Seller shall pay all costs incurred to prepay and release any existing financing (including any prepayment fees or penalties), if any. Buyer shall pay all costs and expenses related to any financing procured by Buyer.

(vii) Each party shall pay its own legal fees and expenses.

8. Representations and Warranties.

(a) Seller hereby represents and warrants to Buyer as follows:

(i) Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State in which the Property is located.

(ii) This Agreement and all closing documents executed by Seller which are to be delivered to Buyer at the Closing are or at the Closing will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject.

(iii) Seller and each person or entity owning an interest in Seller is (a) (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), and (d) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(iv) Except as otherwise disclosed to Buyer in the Due Diligence Items, to Seller’s Knowledge (as hereinafter defined), there are no liens, security interests, covenants, conditions, restrictions, rights-of-way, easements or encumbrances of any kind or character whatsoever, encumbering the Property other than those set forth in the Title Report and/or Survey.

(v) Except as set forth on Exhibit L, there is no pending (or to Seller’s knowledge, threatened) litigation, action or other legal proceeding which materially affects the use and operation of the Property or Seller’s ability to fulfill all of its obligations under this Agreement.

(vi) Except as otherwise provided in the Due Diligence Items, to Seller’s Knowledge, Seller has not received any written notice from a governmental entity indicating that the Property does not comply with all laws, ordinances, codes, rules and regulations.

(vii) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)).

(viii) Except as otherwise provided in the Due Diligence Items, to Seller’s Knowledge, there is no existing or threatened condemnation action with respect to the Property.

(ix) At the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any improvements to the Improvements which have not been fully paid, and Seller shall cause to be discharged all mechanics’ or materialmen’s liens arising from any labor or materials furnished to the Improvements prior to Closing.

(x) To Seller’s Knowledge, Seller has provided true and correct copies of all leases and amendments thereto pertaining to the Property. To Seller’s Knowledge, the rent roll dated June 18, 2008 and previously delivered to Buyer was prepared by Seller in Seller’s ordinary course of business as the owner and operator of a residential apartment complex.

(xi) To Seller’s Knowledge, the Service Contracts that Buyer has reviewed or may review at Seller’s office at the Property are in full force and effect, without material default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of the Service Contracts or as disclosed to Buyer in writing by Seller. To Seller’s Knowledge, Seller has made available to Buyer true and correct copies of all Service Contracts and amendments thereto pertaining to the Property which have been made available to Seller by Seller’s property manager or which are used and relied upon by Seller in its ordinary course of business in owning, operating and managing the Property.

The foregoing representations and warranties shall be in full force and effect on the Agreement Date and at the Closing. Such representations and warranties shall be reaffirmed and restated by Seller as of the Closing Date on a certificate in the form attached hereto as Exhibit M (the “Certificate”) updating the representations and warranties of Seller through Closing, which Certificate Seller covenants to deliver to Buyer at Closing. If any material change in any of the foregoing representations or warranties or any material breach thereof occurs, Seller shall, upon discovery of same, give prompt written notice of such change or breach to Buyer in writing at any time and from time to time prior to the Closing (each a “Disclosure” and collectively, the “Disclosures”), which Disclosures shall thereafter be updated by Seller prior to the Closing Date (and the Certificate shall at Closing be updated by such Disclosures, subject to Buyer’s termination right described below). If any change in any of the foregoing representations or any breach of any of the foregoing warranties or agreements is a material change or breach, and Seller does not elect to cure such matters within twenty (20) business days after Seller’s receipt of a written request from Buyer to do so, or does not agree in writing within said twenty (20) business day period to indemnify Buyer against and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer as a result thereof, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transaction contemplated by this Agreement, without reduction in the Purchase Price or (b) terminate this Agreement by written notice to Seller, whereupon the Title Company shall return the Deposit to Buyer and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. Such election shall be made by Buyer within five (5) business days after receipt of notice from Seller that Seller has elected not to cure or indemnify Buyer with respect to such material change or breach. Failure of Buyer to deliver to Seller a notice of such election of Buyer within such five (5) business days period shall conclusively be construed as Buyer’s having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of such twenty-five (25) day period. Notwithstanding the foregoing, in the event Seller willfully caused the material change or breach, Seller shall be in default hereunder and Buyer shall have the rights and remedies set forth in Section 2(d) hereof. The term “Seller’s Knowledge” as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of the following person: Aaron Russell, Asset Manager. All representations and warranties made by Seller in this Section 8(a) shall survive the Closing for six (6) months and written notification of any claim arising therefrom must be received in writing by Seller within such six (6) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of Seller, with respect to all claims made by Buyer under Section 8(a) of this Agreement, shall not exceed Five Hundred and 00/100 Dollars ($500,000.00). Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Due Diligence Items or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing. Buyer is deemed to have constructive knowledge of all information contained in the Due Diligence Items that could be reasonably inferred from such Due Diligence Items. Buyer further acknowledges it has a duty of investigation and inquiry in determining whether or not the Property is suitable for its purpose.

(b) Buyer hereby represents and warrants to Seller as follows: (i) Buyer is a limited liability company, duly organized and validly existing under the laws of the Commonwealth of Virginia and is or will be in good standing under the laws of the State in which the Property is located as of the Closing Date; (ii) all documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject; (iii) Buyer shall furnish all of the funds for the purchase of the Property (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity by Buyer; and (iv) Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property.

(c) Buyer represents and warrants that (a) Buyer (i) is not currently identified on the List, and (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in Buyer is through a U.S. Publicly-Traded Entity.

9. Covenants of Seller. Seller hereby covenants with Buyer, from the Agreement Date until the Closing or earlier termination of this Agreement, as follows:

(a) Operation of Property. Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to and on the date hereof. As of Closing, all management contracts pertaining to the Property shall have been terminated by Seller. Prior to and as of the Closing, Seller shall cause all vacant units to be made rent-ready and available for occupancy based on standards and methods used by Seller prior to execution of this Agreement and shall cause all appliances in all vacant units to be clean and in working order (the “Appliance Standards”). Buyer shall receive a credit of Seven Hundred Fifty and No/100 Dollars ($750.00) for each unit that became vacant on a date that is five (5) or more business days prior to Closing and that is not rent-ready (as reasonably determined by Buyer based on standards customary in the industry) and available for occupancy as of the day of Closing, provided that such $750.00 shall not include any costs to cause the appliances to meet the Appliance Standards. For purposes of this paragraph, “rent ready” shall mean maintaining the apartments in good condition and repair, including the cleaning, replacement, and repair of all apartment components (such as carpets) reasonably required in Seller’s discretion, considering Seller’s past practices for the Property, to make each apartment ready for re-lease.

(b) Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate leases or Lease renewals for unrented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller’s past practices at the Property. Unless Buyer agrees otherwise in writing, any new leases or renewals for such apartment units entered into by Seller after the Agreement Date until the Closing or earlier termination of this Agreement shall be on Seller’s standard apartment lease or renewal form for the Property, and shall be for terms of no less than six (6) months and no more than twelve (12) months. Following the Approval Date, no new leases or leases or lease renewals shall be executed by Seller without the prior written consent of Buyer. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided Seller shall only enter into new leases or renewals in the ordinary course of business taking into account Seller’s then-current good faith evaluation of market conditions. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

(c) Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by Seller’s insurance that is currently in force, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program for Seller’s other apartment properties as in effect from time to time. Seller shall give Buyer prompt notice of any fire or other casualty affecting the Property.

(d) Enforcement of Existing Leases. Seller shall perform the landlord’s material obligations arising prior to Closing to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case accordance with the current management standards of Seller for its apartment properties, provided that Seller shall not apply any security deposits against rent delinquencies or other Lease defaults with respect to tenants who remain tenants of the Property without notice to and the prior written consent of Buyer. Seller shall terminate and modify Leases in accordance with Seller’s customary practices.

(e) Provide Copies of Notices. Seller shall furnish Buyer with a copy of all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof.

(f) No Encumbrances or Actions. Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property. Seller shall make all payments of principal and interest required under any mortgages encumbering the Property due prior to Closing.

(g) Service Contracts. Without the prior written consent of Buyer, Seller shall not terminate, modify, extend, amend or renew any Service Contract or enter into any new Service Contract except in accordance with Seller’s customary business practices and that will not be cancelable by Buyer without penalty upon no greater than thirty (30) days notice.

(h) Operating Statements and Rent Rolls. Seller shall, upon Buyer’s written request, deliver updated operating statements and rent rolls to Buyer no more frequently than once per month until Closing.

10. Condition of Property. At or before the Approval Date, Buyer will have approved the physical and environmental characteristics and condition of the Property, as well as the economic characteristics of the Property. Buyer hereby waives any and all defects in the physical, environmental and economic characteristics and condition of the Property which would be reasonably disclosed by such inspection. Buyer further acknowledges that neither Seller nor any of Seller’s officers or directors, nor Seller’s employees, agents, representatives, or any other person or entity acting on behalf of Seller (hereafter, for the purpose of this paragraph, such persons and entities are individually and collectively referred to as the “Seller”), except as otherwise expressly provided in paragraph 8(a) herein, have made any representations, warranties or agreements (express or implied) by or on behalf of Seller as to any matters concerning the Property, the economic results to be obtained or predicted, or the present use thereof or the suitability for Buyer’s intended use of the Property, including, without limitation, the following: suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil, or groundwater; the purpose(s) to which the Property is suited; drainage; flooding; access to public roads; or proposed routes of roads or extensions thereof. Buyer acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “as is” and that no patent or latent defect in the physical or environmental condition of the Property whether or not known or discovered, shall affect the rights of either party hereto. Any documents furnished to Buyer by Seller relating to the Property including, without limitation, rent rolls, service agreements, management contracts, maps, surveys, studies, pro formas, reports and other information, including but not limited to the Due Diligence Items, shall be deemed furnished as a courtesy to Buyer but without warranty from Seller. All work done in connection with preparing the Property for the uses intended by Buyer including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Buyer’s acquiring, developing, using and/or operating the Property shall be obtained and paid for by, and shall be the sole responsibility of Buyer. Buyer has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations. Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller.

Except for claims of fraud or willful misrepresentation on the part of Seller, and except for those representations and warranties expressly set forth herein, Buyer, on behalf of itself and its employees, agents, successors and assigns attorneys and other representatives, and each of them, hereby releases Seller from and against any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, whether alleged under any statute, common law or otherwise, directly or indirectly, arising out of or related to the condition, operation or economic performance of the Property.

The provisions of this Section 10 shall survive the Closing.

By signing in the space provided below in this paragraph 10, Buyer acknowledges that it has read and understood the provisions of this paragraph 10.

BUYER:
GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company By: /s/ Francene LaPoint Francene LaPoint Its: Chief Financial Officer

11. Possession. Buyer shall have the right of possession on the Closing Date, provided, however, that Seller shall allow authorized representatives of Buyer reasonable access to the Property prior to the Closing Date for the purposes of satisfying Buyer with respect to satisfaction of any conditions precedent to the Closing contained herein.

12. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by facsimile if delivery thereof is confirmed by sender’s receipt of a transmission report, generated by sender’s facsimile machine, which confirms that the facsimile was successfully transmitted in its entirety and provided the facsimile was forwarded prior to 5:00 p.m. Central, and to the following addresses or facsimile numbers:

If to Seller:

Apartments at Canyon Ridge, LLC c/o Principal Real Estate Investors, LLC 801 Grand Avenue Des Moines, Iowa 50392 Attn: Rick Massa Fax: 866.850.4022 Phone: 515.248.2759
with a copy to:
Principal Real Estate Investors, LLC 801 Grand Avenue Des Moines, Iowa 50392-5590 Attn: Johnna E. Donahue Fax: 866.850.4019 Phone: 515.235.5443 and a copy to:
Thompson Hine LLP 10 West Broad Street, Suite 700 Columbus, Ohio 43215-3435 Attn: Darrel R. Davison Fax: 614.469.3361 Phone: 614.469.3231

If to Buyer:

Grubb & Ellis Realty Investors, LLC 1606 Santa Rosa Road, Suite 109 Richmond, Virginia 23229 Attn: Jorge De Figueiredo Fax: 804.285.1376 Phone: 804.285.1082
with a copy to:
McGuire Woods LLP 101 West Main Street Suite 9000 Norfolk, Virginia 23510 Attn: Karen L. Duncan Fax: 757.640.3958 Phone: 757.640.3725

or such other address as either party may from time to time specify in writing to the other.

(b) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for Colliers International, whose commission shall be paid by Seller. In the event that any company, firm, broker, agent, commission salesperson or finder perfects a claim for a commission or finder’s fee based upon any such contract, dealings or communication, the party through whom the company, firm, broker, agent, commission salesperson or finder makes his claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. No commission shall be paid or become payable unless the Closing actually occurs. The provisions of this subparagraph (b) shall survive Closing and any termination, cancellation or rescission of this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns and may be assigned by Buyer to an affiliated entity provided that (i) Buyer shall remain jointly and severally liable for the obligations contained in this Agreement; (ii) Buyer and any assignee, by accepting assignment of this Agreement, expressly agrees to defend and indemnify Seller from any litigation arising out of the assignment; (iii) no further assignment shall occur without the prior written consent of Seller; (iv) written notice of the assignment, including the name of the Assignee, is provided to Seller no fewer than five (5) business days prior to Closing; and (v) Buyer shall provide to Seller at Closing an Assignment and Assumption of Real Estate Purchase and Sale Agreement in the form attached hereto as Exhibit F, executed by both Buyer and Assignee (the “Buyer Assignment”).

(d) Amendments and Terminations. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

(f) Merger of Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

(g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees. Buyer and Seller both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same. Thus, both Buyer and Seller acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement.

(h) Time of the Essence. Time is of the essence of this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

(j) Survivability. Except as otherwise provided herein, the covenants contained in this Agreement shall survive the closing of the purchase and sale and shall not be deemed merged in the Deed, but shall remain in full force and effect.

(k) No Recordation. Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction. The foregoing shall not affect Buyer’s ability to exercise the remedy of specific performance pursuant to Section 2(d) hereof.

(l) Proper Execution. The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations on Seller irrespective of any reliance thereon, change of position or partial performance until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company.

(m) Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Central time, and (b) all time periods shall expire at 5:00 p.m. Central time.

(n) Tax-Deferred Exchange. Buyer and Seller agree that, at either Buyer’s or Seller’s sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ and paralegal fees and reasonable attorneys’ and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to subject Property to Buyer. Notwithstanding anything to the contrary contained in this paragraph: any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Buyer shall in no event be requested or required to acquire title to any property other than the Property.

(o) No Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer any right, remedy or benefit upon any person other than the parties hereto and, subject to any restrictions on assignment contained herein, their respective successors and assigns.

(p) Limitation of Liability. The liability of Principal Life Insurance Company hereunder is limited to the assets of its Principal U.S. Property Separate Account.

(q) No Disclosure. Except as may be required by law, without the prior written consent of the other party, neither party shall disclose to any third party the terms of this Agreement (including, without limitation, purchase price). The provisions of this subsection (q) shall survive Closing.

(r) Buyer Indemnification. Buyer hereby agrees, as of the Closing Date, to indemnify, defend and hold Seller harmless from and against any and all Losses which Seller may suffer, incur or be obligated to perform as a result of Buyer or its assignee converting the form of ownership of the Real Property to a condominium form of ownership within five (5) years after the Closing Date and subsequently selling residential condominium units in connection therewith, whether or not any of such Losses are as a result of claims instituted by condominium unit owners, contract vendees of condominium units, any condominium association or any other party and whether or not such Losses relate to the construction of the Property or any other matter whatsoever. In the event Buyer commences the conversion of the form of ownership of the Real Property to a condominium form of ownership within five (5) years after the Closing Date, Buyer covenants and agrees to maintain a minimum net worth of at least One Million and 00/100 Dollars ($1,000,000.00) for the remainder of such five (5) year period.

(s) Permitted Assignments. Seller shall not assign any of its right, title, claim or interest in, to or under this Agreement. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided, however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. Buyer may not assign this Agreement except (a) to a Permitted Assignee (as defined below), or (b) to a Registered Company (as defined below), provided that Buyer and the Permitted Assignee or Registered Company, as applicable, execute the Buyer Assignment. A “Permitted Assignee” shall mean any entity directly or indirectly owned or controlled by Buyer or under common control with Buyer or Buyer’s principals. A “Registered Company” shall mean a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals. No assignment shall release the obligations of Buyer named herein for any obligation under this Agreement prior to the date of assignment, including but not limited to any such obligation which survives Closing. Seller acknowledges that Buyer shall have the right, without assigning this Agreement, to cause Seller to grant title to the Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least ten (10) days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed and any other closing documents to reflect the vesting of title to the Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Property to the Nominees. Seller further acknowledges that it has been advised that Buyer may assign this Agreement to a publicly registered company or the subsidiary of a Registered Company and that in such event the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, Seller agrees to provide assignee with the following: (i) rent roll as of the end of the Audited Year and Stub Period, (ii) operating statements for the Audited Year and Stub Period (iii) cash receipts schedule for each month in the Audited Year and Stub Period, (iv) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (v) check register for the three (3) months following the Audited Year and Stub Period, (vi) copies of the Leases, (vii) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, and (vi) an executed representation letter in the form attached hereto as Exhibit N one (1) business day prior to the Closing Date. The provisions of the foregoing two (2) sentences shall survive Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
APARTMENTS AT CANYON RIDGE, LLC, a Delaware limited liability company
By: PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory
By: /s/ Johnna Donahue
Johnna E. Donahue
Senior Acquisition Consultant
By: /s/ Donna H. Lutcavish
Donna H. Lutcavish
Assistant Managing Director Equity Closing

BUYER:

GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company By: /s/ Francene LaPoint Francene LaPoint Its: Chief Financial Officer

Buyer’s Tax Identification Number:

33-0802019